EXHIBIT 99.01

JAY PARTHEMORE

6110 N. Ocean Boulevard

Ocean Ridge, Florida 33435

561-742-4100

September 12, 2006

Paul W. Lowden, President & CEO

ARCHON Corporation

9004 Greensboro Lane

Las Vegas, Nevada 89134

Dear Mr. Lowden:

It has been a pleasure to serve as a special director of the ARCHON Corporation for the last three years. Since March 2003, I have enjoyed the privilege to work on ARCHON’s Board of Directors and participate on the Audit Committee. I want to express my appreciation to all of the Board of Directors and ARCHON’s senior management team with whom I interacted over the last three years, especially the audit committee members.

Please accept this letter as my resignation as a special director of ARCHON Corporation effective September 15, 2006.

Cordially,

/s/ Jay A. Parthemore
Jay A, Parthemore
Special Director